EXHIBIT 21
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                           LIST OF SUBSIDIARIES
                           --------------------


      Name of Company                                 Where Organized
      ---------------                                 ---------------

1.    AMF Energy, Inc.                                Delaware
2.    AMF Foods, LLC                                  Delaware
3.    AMF Merchandising Corporation                   Delaware
4.    KLC Land Company, LLC                           Hawaii
5.    D/C Distribution Corporation                    California
6.    EC Managers, Inc.                               Delaware
7.    Kaanapali Development Corp.                     Hawaii
8.    Kaanapali Estate Coffee, Inc.                   Hawaii
9.    KDCW, Inc.                                      Delaware
10.   Kekaha Sugar Company, Limited                   Hawaii
11.   KLC Holding Corp.                               Delaware
12.   LPC Corporation                                 Hawaii
13.   NB Lot 2, LLC                                   Delaware
14.   NB Lot 3, LLC                                   Delaware
15.   NB Lot 4, LLC                                   Delaware
16.   Oahu Distribution, Inc.                         Hawaii
17.   Oahu MS Development Corp.                       Hawaii
18.   Oahu Sugar Company, LLC                         Hawaii
19.   Pioneer Mill Company, Limited                   Hawaii
20.   Puna Sugar Company, Limited                     Hawaii
21.   Waikele Golf Manager, LLC                       Delaware
22.   Waikele Golf Course, LLC                        Delaware
23.   WG Land, LLC                                    Delaware
24.   Kaanapali Realty LLC                            Delaware
25.   PM Land Company, LLC (formed in 2005)           Delaware